                               [KPMG LETTERHEAD]

The Board of Directors
emailthatpays.com


January 5, 2000


We consent to the inclusion of our report dated September 17, 1999, with respect to the balance sheet of emailthatpays.com (a Development Stage Enterprise, formerly Hotel Media Group Inc.) as at December 31, 1998, and the related statements of operations and deficit and cash flows for the period then ended, which report appears in the Form 8-K of emailthatpays.com, Inc. (formerly tvtravel.com, Inc. and formerly Realm Production and Entertainment, Inc.)
dated October 22, 1999.


KPMG LLP
Chartered Accountants

Victoria, Canada
January 5, 2000